Exhibit 3.19
CERTIFICATE OF INCORPORATION
OF
WESTMORELAND RESOURCES, INC.
ARTICLE I
Name
          The name of the corporation is WESTMORELAND RESOURCES, INC.
ARTICLE II
Registered Office
          The address of the registered office of the corporation in the State of Delaware is 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
Purpose
          The nature of the business of or purposes to be conducted or promoted by the corporation are to acquire, hold, explore, develop and operate coal properties and interests therein and to produce, process, transport and sell and otherwise deal in the resulting products.
ARTICLE IV
Capital Stock
          4.1 Authorized Capital. The total number of shares which the corporation shall have authority to issue is forty thousand (40,000) shares of common stock, each with a par value of one dollar ($1.00), divided into four classes of ten thousand (10,000) shares each, which are denominated Class I, Class II, Class III and Class IV, respectively.
          4.2 Rights of Classes of Stock. The shares of each class of stock shall be identical in all respects except that the holders of a majority of the stock of each class, voting as a class, shall have the right to elect one director.
          4.3 Stock Dividends. Dividends or other distributions payable in stock of the corporation in respect of the outstanding stock of the corporation shall be paid to each stockholder only in stock of the class held by such stockholder immediately prior to the payment of such dividend or distribution.
ARTICLE V
Incorporator
          The name of the incorporator is Minturn T. Wright, III and his mailing address is 3400 Centre Square West, 1500 Market Street, Philadelphia, Pennsylvania 19102.
ARTICLE VI
Term
          The corporation shall have perpetual existence.
ARTICLE VII
Stockholder Approval of Certain Actions
          7.1 Unanimous Approval. None of the following actions shall be deemed the authorized act of the corporation unless the board of directors shall have approved or declared advisable the proposed action and such proposed action shall have been approved by the holders of all of the outstanding stock of the corporation:
               7.1.1 amendment of the certificate of incorporation;
               7.1.2 amendment or repeal of the bylaws;

               7.1.3 sale of all or substantially all of the property and assets of the corporation;
               7.1.4 merger or consolidation of the corporation into or with any other corporation or the merger of any other corporation into this corporation; and
               7.1.5 the voluntary dissolution of the corporation.
ARTICLE VIII
Consent of Stockholders in Lieu of Meeting
          Any action that may be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of all of the outstanding stock of the Company entitled to vote thereon.
          IN WITNESS WHEREOF, the undersigned, being the sole incorporator herein named, for the purposes of forming a corporation pursuant to the Delaware General Corporation Law, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 21st day of September, 1976.

/s/ Minturn T. Wright
Minturn T. Wright, III